UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Lease Agreement

On October 26, 2015, Natera, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with BMR-201 Industrial Road LP (the “Landlord”) for the lease of two spaces totaling approximately 88,000 square feet, comprising laboratory and office space at the Company’s corporate headquarters in San Carlos, California (the “Premises”).  The Company currently occupies the Premises pursuant to two subleases with the current primary lessees.  The term of the Lease (i) will begin on October 6, 2016 with respect to approximately 61,000 square feet (the “First Space”) and (ii) is expected to begin on January 6, 2017 with respect to up to an additional 27,000 square feet (the “Second Space”), subject to the existing primary lessee of the Second Space not exercising its right to renew its existing lease for this space. The initial term of the Lease will expire on October 5, 2023, and may be extended with respect to the entire Premises for an additional five years.

The Company’s monthly base rent from (i) October 6, 2016 to January 5, 2017 will be $214,035.50; (ii) January 6, 2017 to October 5, 2017 will be $309,372.00; and (iii) October 6, 2017 to October 5, 2018 will be $319,095.12; and will increase each year thereafter to a maximum of $369,478.56 in the final year of the initial term of the Lease. If the Second Space is ultimately not included in the Lease, the base rent for the period commencing January 6, 2017 and thereafter will be decreased accordingly from the amounts stated above.  If the Company extends the term of the Lease, the monthly base rent for the extended lease term would increase as set forth in the Lease. The Company is also required to pay additional rent in the form of management fees and the Company’s pro rata share of certain specified operating expenses of the Landlord.

The Company is entitled to a tenant improvement allowance of $400,000, to be expended prior to April 1, 2018, for costs related to the design and construction of improvements to the Premises.

The Lease Agreement contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company.

Line of Credit

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in this Item 1.01.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 On September 23, 2015, the Company entered into a credit line agreement (together with related documentation, the “Credit Line”) with UBS Bank USA (“UBS”) providing for a $50 million revolving line of credit which can be drawn in increments at any time. The Credit Line bears interest at one-month LIBOR plus 0.65%, and presently equals approximately 0.84% per annum. On October 6, 2015, the Company borrowed $32 million against the Credit Line, primarily to prepay all outstanding amounts under its senior secured term loan arrangement with ROS Acquisition LP.

The Credit Line is secured by a first priority lien and security interest in the Company’s money market and marketable securities held in its managed investment account with UBS (the “Collateral”). Upon certain customary events of default, all amounts due under the Credit Line (the “Credit Line Obligations”) will become immediately due and payable without demand, and UBS has the right, in its discretion, to liquidate, withdraw or sell all or any part of the Collateral and apply the proceeds to the Credit Line Obligations.

The Company has the right to repay any advance under the Credit Line at any time, in whole or in part, without penalty. UBS has the right to demand full or partial payment of the Credit Line Obligations and terminate the Credit Line, in its discretion and without cause, at any time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

By:	/s/ Herm Rosenman
Herm Rosenman

Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: October 30, 2015

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